AMERICAN FINANCIAL
REALTY TRUST

FOR IMMEDIATE RELEASE:

AT THE COMPANY Muriel Lange Investor Relations (215) 887-2280 Email: mlange@afrt.com	Anthony J. DeFazio Media Relations (215) 887-2280 X2919 adefazio@afrt.com

American Financial Realty Trust Announces Definitive Agreement to
Acquire Headquarters Property

JENKINTOWN, Pa., August 1, 2005 – American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that, as previously disclosed in the Company’s 2005 Second Quarter earnings release under the heading “Proposed Acquisitions,” the Company has entered into a definitive agreement under its Landlord of Choice program to acquire a three-building Class A office complex aggregating more than 700,000 square feet on approximately 64 acres for an aggregate purchase price of approximately $283 million, excluding transaction-related expenses. The property is 100% leased on a long-term net lease basis by a financial institution rated ‘A’ by Standard & Poor’s. The Company expects to close the transaction by mid-August 2005, although the actual closing date is subject to possible delay pending the satisfaction of various closing conditions. The Company will finance the transactions with a long term mortgage financing commitment and from funds generated from its recent equity offering.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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